Exhibit 5.1

200 Park Avenue New York, NY 10166 T +1 212 294 6700 F +1 212 294 4700

April 12, 2018

ORBCOMM Inc.

395 W. Passaic Street

Rochelle Park, New Jersey 07662

Re:	Form S-3 Registration Statement (Registration No. 333-203186)

Ladies and Gentlemen:

We have acted as counsel to ORBCOMM Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-203186), as amended (the “Registration Statement”), initially filed with the Commission on April 1, 2015, (ii) the base prospectus dated April 14, 2015 forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement dated April 6, 2018 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 6, 2018 (together with the Base Prospectus, the “Prospectus”) in connection with the offering by the Company of up to 3,450,000 shares (including 450,000 shares that may be sold pursuant to an option granted to the Underwriters (as defined below)) of the Company’s Common Stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares are being sold to the Underwriters (as defined below) pursuant to, the Underwriting Agreement, dated April 6, 2018 (the “Underwriting Agreement”), between the Company and Raymond James & Associates, Inc., as representative of the underwriters named in Schedule I thereto (the “Underwriters”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) a form of specimen stock certificate representing the Common Stock and (iv) the Underwriting Agreement. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

April 12, 2018 Page 2

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on April 12, 2018 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP